WARRANT AGREEMENT


                            dated as of July 1, 1997



                                 By and Between







                                  STARTEC, INC.

                             (As Issuer of Warrants)



                                       and



                                   SIGNET BANK


                           (As Purchaser of Warrants)




                     Warrants to Purchase 538,083 Shares of
                     Class A Voting Common Stock of Company
            (Representing 10% of the Issued and Outstanding Shares of
        Capital Stock (on a Fully Diluted Basis, but Subject to Vesting)

                        TABLE OF CONTENTS

ARTICLE 1: GRANT OF WARRANTS

1.1.  Grant of Warrants
1.2.  Warrant Entitlement
1.3.  Warrants as Additional Compensation

ARTICLE 2: PURCHASER'S REPRESENTATIONS AND AGREEMENTS

ARTICLE 3: COMPANY'S REPRESENTATIONS AND WARRANTIES

3.1.  Legal Existence and Power
3.2.  Authorization; Non-Contravention
3.3.  Execution, Delivery and Binding Effect
3.4.  Litigation
3.5.  Compliance with Laws and Other Requirements
3.6.  Broker and Finder Fees
3.7.  Offering of Securities
3.8.  Warrant Shares as a Percent of Capital Stock
3.9.  Reservation and Issuance of Warrant Shares

ARTICLE 4: THE WARRANTS AND WARRANT SHARES

4.1. Warrant Certificates
4.2. Exercise of Warrants
4.3. Transfers of Warrants and Warrant Shares
4.4. Registration and Related Rights
4.5. Rights Upon Occurrence of Dispositions and Non-Surviving Combinations
4.6. Repurchase Offer
4.7. Cumulative Rights
4.8. Exercise of Rights Conditioned Upon Closing of Transaction
     Involved
4.9. Payment of Taxes
4.10.Reservation and Issuance of Warrant Shares
4.11.Listing of Shares
4.12.Lists of Holders
4.13.Compliance with Approval Requirements

ARTICLE 5: ANTI-DILUTION PROVISIONS

5.1. Adjustments to Warrant Shares Purchasable and
     Exercise Price
5.2. Notice of Adjustment
5.3. Preservation of Purchase Rights upon Certain
     Transactions

ARTICLE 6: COMPANY'S COVENANTS

6.1. Information
6.2. Books and Records; Right of Inspection
6.3. Litigation; Defaults
6.4. No Amendments to Organic Documents
6.5. Reincorporation and Qualification
6.6. Existence and Good Standing
6.7. Conduct of Business
6.8. Broker and Finder Fees and Commissions

ARTICLE 7: DEFINITIONS

7.1. Definitions
7.2. General Construction

ARTICLE 8: MISCELLANEOUS

8.1. Compliance with FCC and State PUC Requirements
8.2. Compliance with Purchaser's Regulatory Requirements
8.3. Binding Effect and Governing Law
8.4. Survival
8.5. No Waiver; Delay
8.6. Modification
8.7. Headings
8.8. Notices
8.9. Time of Day
8.10.Prior Agreements Superseded
8.11.Severability
8.12.Counterparts
8.13.Waiver of Liability
8.14.Forum Selection; Consent to Jurisdiction
8.15.Waiver of Jury Trial

EXHIBIT A -- Articles of Incorporation

EXHIBIT B -- Authorizing Resolutions

EXHIBIT C -- Form of Warrant Certificate

EXHIBIT D -- Restrictive Legends

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

                                WARRANT AGREEMENT


     THIS WARRANT AGREEMENT (as defined in Article 7 along with all the other defined terms, this "Agreement") is made and effective as of July 1, 1997 by and between STARTEC, INC. (as more fully defined in Article 7, the "Company"), and SIGNET BANK (as more fully defined in Article 7, the "Purchaser" or the "Lender").

                                 R E C I T A L S

     WHEREAS, Company has requested Lender (and Lender has agreed) to enter into the Credit Agreement and various related Loan Documents (as defined in the Credit Agreement) pursuant to which Lender will provide Company with credit facilities initially aggregating up to $15 million (subject to availability); and

     WHEREAS, to induce Lender to enter into the Credit Agreement and other Loan Documents and as additional consideration for the credit to be provided thereunder, Company has agreed to issue and deliver to Purchaser the Warrants (evidenced by Warrant Certificates) to purchase up to an aggregate of 538,083 shares (subject to adjustment and Vesting) of Class A Voting Common Stock of Company (which, as of the effective date hereof, represent 10% of the issued and outstanding shares of Capital Stock and voting rights of Company, on a fully diluted basis);

     NOW,  THEREFORE,  in  consideration  of the  foregoing  and other  good and valuable consideration (receipt and sufficiency of which are hereby acknowledged), and intending to be legally bound hereby, Company and Purchaser hereby agree as follows:

                          ARTICLE 1: GRANT OF WARRANTS

     1.1. Grant of Warrants. Company hereby grants to Purchaser warrants (the "Warrants") to purchase up to an aggregate of 538,083 shares of Class A Voting Common Stock (as such number may be adjusted from time to time as provided herein). Each Warrant is exercisable as and when it Vests (as described in
Section 4.2).

     1.2.  Warrant  Entitlement.  Each  Warrant (as and when it Vests)  entitles
Purchaser or any subsequent registered Holder of such Warrant to purchase (during the Exercise Period) one fully paid, nonassessable Warrant Share at a price per share equal to the Exercise Price (as described in Section 4.2).

     1.3. Warrants as Additional Compensation. The Warrants (and the grant thereof hereunder) are additional compensation for the cost, expense and risk incurred by Lender (and/or its Affiliates) associated with the underwriting and establishment of the loan credit facilities to be provided for in the Credit Agreement, but neither the grant nor the exercise of any Warrants in any way affects or relieves Company (or any Affiliate thereof) of any of its obligations to fully and timely perform and to fully and timely repay the entire indebtedness due under the Credit Agreement and related Loan Documents.




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

              ARTICLE 2: PURCHASER'S REPRESENTATIONS AND AGREEMENTS

     Purchaser represents and warrants that it is acquiring the Warrants (a) solely for the purpose of investment and not with a view to any distribution of the Warrants or any Warrant Shares within the meaning of the Securities Act, and
(b) with no present intention of selling or otherwise transferring the Warrants, the Warrant Certificates or the Warrant Shares except as provided herein. Purchaser further represents and warrants as follows: (1) it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Warrants, and (2) it has the ability to bear the economic risks of its prospective investment, and
(3) it is able (without materially impairing its financial condition) to hold the Warrants and Warrant Shares for an indefinite period of time and to suffer a complete loss on its investment in such Warrants and Warrant Shares. Purchaser agrees that it will not offer, sell, pledge, hypothecate or otherwise transfer any Warrants, Warrant Certificates or Warrant Shares except in compliance with this Agreement, any restrictive legends listed on such documents and the Securities Act (and the regulations of the Commission thereunder), as well as in compliance with any applicable laws, regulations and orders of and/or administered by any State PUC (to the extent failure to so comply could reasonably be expected to have or cause a material adverse effect on the operations of Company or could otherwise reasonably be expected to result in the imposition of a penalty in excess of $25,000) or the FCC.

       ARTICLE 3: COMPANY'S REPRESENTATIONS AND WARRANTIES

     Company represents and warrants that:

     3.1. Legal Existence and Power. Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and (b) has all requisite power to execute, deliver and perform this Agreement, and (c) has all requisite power to issue and deliver the Warrants, to execute, deliver and perform the Warrant Certificates (evidencing the Warrants), and to issue and deliver the Warrant Shares (if and when any Warrants are exercised). The Articles of Incorporation of Company (as amended from time to time prior to the effective date hereof) are attached as Exhibit A.

     3.2. Authorization: Non-Contravention. Company has duly authorized each of the following by all requisite actions thereof: (a) the execution, delivery and performance of this Agreement, and (b) the issuance and delivery of the Warrants, and (c) the execution, delivery and performance of the Warrant Certificates, and (d) the issuance and delivery of the Warrant Shares Upon any exercise of the Warrants. None of the actions or activities by Company the authorization of which is described in the first sentence of this Section (when performed by Company)
will violate, breach or cause a default under (or will require any consent that has not been obtained under) any applicable law or regulation (including, without limitation, the laws, regulations and orders of and/or administered by the FCC or any State PUC), the Organic Documents of Company, any voting or other equity-related agreements, any other material agreements or instruments, any order, injunction or decree of any court or governmental authority, or any permit, authorization or license that (with respect to each of the foregoing items, as applicable) Company is a party to, Company is bound by or Company operates pursuant to. The resolutions of Company's Board of Directors authorizing the actions described in the first sentence of this Section are attached as Exhibit B and are in full force and effect as of the effective date hereof.

     3.3. Execution, Delivery and Binding Effect. This Agreement and the Warrant Certificates have been duly executed and delivered by Company. This Agreement, the Warrant Certificates and the Warrants constitute valid and binding obligations of Company enforceable against Company in accordance with their terms except as (a) the enforceability hereof or thereof may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and (b) the availability of equitable remedies may be limited by equitable principles of general applicability.

     3.4. Litigation. There is no action, suit, administrative proceeding, arbitration, investigation or other legal proceeding pending against, or (to the knowledge of Company, after due inquiry) threatened against, affecting or likely to be asserted against, Company before any court, arbitrator or governmental body (a) that, if adversely resolved, could reasonably be expected to have or cause a materially adverse affect on the business, financial condition, operations, properties or prospects of Company, or (b) that in any manner challenges (or questions the validity of) this Agreement, the Warrants, the Warrant Certificates or the Warrant Shares.

     3.5. Compliance with Laws and Other Requirements. Company is in compliance in all material respects with all applicable material laws and regulations (including, without limitation, the laws, regulations and orders of and/or administered by the FCC or any State PUC). Company is not in violation or breach of or in default under its Organic Documents, or any voting or other equity-related agreements, or (to the knowledge of Company, after due inquiry) any material agreement or instrument, any order, injunction or decree of any court or governmental authority, or any permit, authorization or license to which Company is a party, by which Company is bound or pursuant to which Company operates, other than (in each instance) those the violation, breach or default of which cannot reasonably be expected to have or cause a




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

materially adverse affect on (a) the business, financial condition, operations, properties or prospects of Company, or (b) the ability of Company to perform its obligations under this Agreement, its Organic Documents, the Warrants, the Warrant Certificates or the Warrant Shares.

     3.6. Broker and Finder Fees. Company has not dealt with any broker, finder, investment bank or other advisor in connection with the issuance and sale of the Warrants or Warrant Shares, and no broker, finder, investment banking or advisory fee or commission has been or will be payable (or asserted to be payable) by Company with respect the issuance and sale of the Warrants or the Warrant Shares.

     3.7. Offering of Securities. Company has not taken and will not take any action that would cause the offer, issuance or sale of the Warrants or the Warrant Shares to violate the Securities Act (including, without limitation, Section 5 thereof) or any securities or "Blue Sky" law of any applicable jurisdiction.

     3.8. Warrant Shares as a Percent of Capital Stock. The Warrant Shares (as of the effective date hereof, but subject to Vesting) represent 10% of the issued and outstanding shares of Capital Stock and voting rights on a fully diluted basis.

     3.9. Reservation and Issuance of Warrant Shares. Company has reserved among its currently authorized but unissued shares of Common Stock the full number of Warrant Shares deliverable upon exercise of all of the Warrants. The Warrant Shares (when and if issued upon exercise of the Warrants in accordance with the terms hereof) will be duly authorized, validly issued, fully paid and nonassessable.

                   ARTICLE 4: THE WARRANTS AND WARRANT SHARES

     4.1. Warrant Certificates.

          a. Form of Certificate: Registration Among Company's Records. The Warrants shall be evidenced by one or more Warrant Certificates, each of which will be substantially in the form of Exhibit C with the applicable legend specified on Exhibit D (but shall incorporate such changes therein as may be required from time to time to reflect any adjustments made pursuant to Article
5. Each Warrant Certificate shall be uniquely numbered, shall identify the record Holder thereof, and shall be registered on the books and records of Company in substantially the same manner as other equity interests of Company.

     b. Exchange and Transfer of Certificates. A Warrant Certificate (and the Warrants evidenced thereby) may be exchanged or (subject to compliance with the applicable requirements hereof) may be transferred from time to time at the option of the Holder thereof. Upon surrender of any such Warrant Certificate to Company, then Company shall issue and deliver to (or in accordance with the written instructions of) such Holder one or more new Warrant Certificates evidencing in the aggregate the same number of Warrants.

     c. Missing and Mutilated Certificates. If any Warrant Certificate is lost, stolen, mutilated or destroyed, then Company (upon request of the registered Holder thereof) shall issue and deliver to (or in accordance with the written instructions of) such Holder one or more replacement Warrant Certificates evidencing in the aggregate the same number of Warrants. Company's obligation under this Clause is conditioned upon its receipt of reasonably satisfactory evidence of such loss, theft, mutilation or destruction.

     d. Authorization of Certificate Signer. Any Warrant Certificate may be signed on behalf of Company (and delivered to the Holder entitled thereto) by any person who, on the actual date of execution of such Warrant Certificate, is a proper officer of Company to sign such Warrant Certificate even though (l) on the date of execution of this Agreement such person was not such an officer, and/or (2) on the date of delivery of such Warrant Certificate such person has ceased to serve as such officer of Company.

     4.2. Exercise of Warrants.

     a. Exercise Period. The Warrants are exercisable (once they Vest) at any time and from time to time after the effective date hereof and prior to 11:59 p.m. (Eastern Time) on July 1, 2002 ("Exercise Period"), at which time any unexercised Warrants shall expire.

     b. Exercise Price. The Exercise Price for a Warrant Share will be determined (as of the date of Vesting for such Warrant) by dividing (1) the applicable "Revenue Factor" as of the applicable "Establishment Date" by (2) the number of shares of Capital Stock issued and outstanding on a fully diluted basis (including outstanding rights, options and warrants to purchase and other securities convertible or exchangeable into Capital Stock) as of such Establishment Date (as such amount may be adjusted from time to time thereafter as provided herein, the "Exercise Price"). For purposes of establishing the Exercise Price, (i) the applicable "Revenue Factor" will be an amount 10 times Company's monthly revenue for the month ending as of the applicable Establishment Date, and (ii) the applicable "Establishment Date" will be the last Business Day of the month in which a particular Warrant becomes Vested (except that, with respect to the Warrants that Vest immediately as of the effective




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

date hereof, the applicable Establishment Date will be the last Business Day of April, 1997). With respect to the Warrants that Vest as of the effective date hereof, the Exercise Price is $8.46 per share (subject to adjustment). Notwithstanding the foregoing, if the price per share received by Company in any Public Offering is less than the Exercise Price then in effect with respect to any Warrant, then the Exercise Price for each such Warrant will be automatically adjusted to be the per share price received by Company in connection with such Public Offering.

     c. Vesting. Vesting occurs with respect to any Warrant when such Warrant becomes immediately exercisable. As of the effective date hereof, Warrants to purchase up to an aggregate of 269,042 shares (subject to adjustment) of Class A Voting Common Stock of Company will Vest (which, as of the effective date hereof, upon exercise, will represent 5% of the issued and outstanding shares of Capital Stock and voting Rights of Company, on a fully diluted basis). If Company consummates an Initial Public Offering before 11:59:59 pm Eastern Time ("ET") on December 31, 1997, then no additional Warrants will Vest. As of and after December 31, 1997, Warrants will Vest in accordance with the following schedule:

If an Initial Public               The Total Percentage Vested
Offering Does Not Occur            as of Such Date and Time Will
Before 11:59:59 pm ET              Be As Follows (exclusive of
on the Following Date    Then      anti-dilution protection)

December 31, 1997                  6%
March 31, 1998                     7%
June 30, 1998                      8%
September 30, 1998                 9%
December 31, 1998                  10%

     d. Method of Exercise: Cashless Exercise. A Holder of any Warrant Certificate (evidencing any Warrants that have Vested) may exercise any such Warrants from time to time during the Exercise Period to purchase Warrant Shares upon (1) the surrender of such Warrant Certificate evidencing such Warrants, and
(2) the payment of the Exercise Price in cash, by certified or cashier's check payable to the order of Company or by wire transfer to Company. As an alternative to paying such Exercise Price (or any portion thereof), a Holder may instead elect to effect a cashless exercise pursuant to which such Holder will receive in exchange for such tendered Warrants an amount of Warrant Shares determined by multiplying (a) the number of Warrant Shares into which such Holder would otherwise be entitled as a result of such exercise by (b) a fraction (i) the numerator of which is the difference between the then Current Market Price per Warrant Share and the Exercise Price then in effect and (b) the denominator of which is the then Current Market Price per Warrant Share. Such surrender and payment must occur at an office of Company or at such other




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

address as Company may specify in writing to the then registered Holder of such Warrant Certificate.

     e. Issuance of Warrant Shares Upon Exercise. Upon surrender of any Warrant Certificate and payment of the applicable Exercise Price (as described above in this Section), then Company shall issue, sell and deliver to or upon the instructions of the Holder of such Warrant Certificate and/or its designee one or more certificates evidencing in the aggregate the number of Warrant Shares represented by such Warrant Certificate that are then being purchased (each of which Warrant Shares shall be fully paid and nonassessable). Any persons so designated to be named therein shall be deemed to have become a Holder of record of such Warrant Shares as of the date of exercise of such Warrants. If less than all of the Warrants evidenced by a Warrant Certificate are exercised at any time prior to the last day of the Exercise Period, then Company shall issue to such Holder (or its designee) one or more new Warrant Certificates evidencing the remaining number of Warrants evidenced by such Warrant Certificate that are not then exercised by Holder.

     4.3. Transfers of Warrants and Warrant Shares. Except as otherwise expressly provided herein, upon compliance with any applicable requirements under the Securities Act and the laws, regulations and orders of and/or administered by each State PUC (to the extent failure to so comply could reasonably be expected to have or cause a material adverse effect on the operations of Company or could otherwise reasonably be expected to result in the imposition of a penalty in excess of $25,000) or the FCC, then the Warrants, the corresponding Warrant Certificates and the Warrant Shares may be transferred by Purchaser (or any other Holder thereof from time to time in whole or in part upon giving written notice to Company (but without the necessity of any prior written consent of Company). Notwithstanding the foregoing, prior to receiving notice of any such transfer (either from such Holder or from such transferee), Company shall be otherwise entitled to treat such known Holder thereof as the Holder of record hereunder for purposes of giving and receiving notices and for purposes of exercising rights hereunder.

     4.4. Registration and Related Rights.

          a. Incidental Registration in a Public Offering. Each Holder of Warrant Shares and each Holder of Warrants shall have the right to require Company to include all or (at such Holder's election) any portion of such Warrant Shares and the Warrant Shares purchasable upon exercise of any such Warrants that have then Vested in any Public Offering of Company's securities.

     Company shall give written notice to each Holder of Warrants and each Holder of Warrant Shares (at each such Holder's last




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

known address as it appears on Company's books and records) promptly after the occurrence of any of the following events: (i) Company deciding to proceed with any registration of securities that would constitute a Public Offering if declared effective, or (ii) the initial filing of a registration statement with the Commission pertaining to any Public Offering, or (iii) any amendment, supplement or modification to any registration statement for a Public Offering by Company (other than amendments, supplements and modifications that occur automatically through incorporation by reference as a result of subsequently prepared publicly available materials), or (iv) any withdrawal of any registration statement for a Public Offering by Company, or (v) any delay of any such Public Offering by Company (which, with respect to any Public Offering, Company may elect to do in its discretion for a period not to exceed 90 calendar days). Once any such registration statement is declared effective by the Commission, then Company may not amend or modify it in any manner that affects any rights, liabilities or benefits of Holders without providing each Holder of Warrants and each Holder of Warrant Shares with written notice thereof at least 5 Business Days prior to filing any such amendment or modification with the Commission.

          In connection with any such Public Offering, Company shall enter into an underwriting agreement with one or more underwriters that shall provide, among other things, that the underwriters shall offer to purchase at the closing of such Public Offering all of the Warrant Shares and all of the Warrants that have then Vested (or such lesser portion thereof as any Holder may request) at the price paid by the underwriters for the Capital Stock (or if a security convertible into or exchangeable for, or rights to purchase, Capital Stock, then the conversion, exchange or purchase price for the Capital Stock provided for by such security less the conversion, exchange or exercise premium on the date of such offering) sold by Company and/or any selling shareholders (less, with respect to Warrants, the Exercise Price then in effect). Notwithstanding the forgoing, if the underwriters shall advise Company in writing that, in their experience and professional opinion arrived at in good faith, inclusion of such number of Warrant Shares (together with the shares of Capital Stock requested for registration by any other selling equityholders) will adversely affect the price or distribution of the securities to be offered in such Public Offering solely for the account of Company, then (1) Company shall promptly furnish each such Holder with a copy of such written advice by the underwriters, and (2) such Holders shall then have the right to include only such number of Warrant Shares and Warrants that such advice by the underwriters indicates may be distributed without adversely affecting the distribution of the securities solely for Company's account. As among Holders of Warrant Shares and/or Warrants, such availability for inclusion




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

in the registration for such Public Offering shall be allocated pro rata based upon the total number of Warrant Shares owned or purchasable by such Holder. As between such Holders and any other holders of Capital Stock requesting to be included in such Public Offering, 60% of any required reduction in the number shares includible in the registration for such Public Offering shall be allocated pro rata among such other holders of Capital Stock and 40% of any required reduction in the number shares includible in the registration for such Public Offering shall be allocated pro rata among Holders.

     In connection with an Initial Public Offering, provided that all other holders of at least 2% of the issued and outstanding equity interests of Company are subject to identical (or more restrictive) restrictions with respect to their equity interests, then each Holder of Warrants and each Holder of Warrant Shares shall agree to refrain from selling or otherwise transferring (other than to a Purchaser-Affiliated Transferee) any Warrant Shares not included in such Initial Public Offering for a period of time (not to exceed 180 calendar days after the effective date of the registration statement for such Initial Public Offering) as may be appropriate under the circumstances and reasonably requested by Company and the underwriters for such offering.

     b. Demand Registration Following an Initial Public Offering or Surviving Public Combination. In addition to any other registration rights to which any Holder is entitled, at any time and from time to time after closing of an Initial Public Offering or a Surviving Public Combination, Company (upon each request of Holders of at least 50% of the Warrant Shares and Warrants then Vested) shall prepare, shall file with the Commission and shall use its best efforts to cause to become effective as promptly as reasonably possible a registration statement covering such number of Warrant Shares owned or then purchasable as is requested by such Holders. Notwithstanding the forgoing, Company shall not be required to so prepare and file upon the demand of such Holders either (a) more than two (2) such registration statements that are declared effective by the Commission and maintained in effect by Company for at least 90 consecutive calendar days and are not on a Form S-3 (or any successor form), or (b) any such registration statement within the first 90 calendar days after the closing of an Initial Public Offering, or (c) any such registration statement within the first 180 calendar days after the closing of a Public Offering that was effective for at least 90 consecutive calendar days and in which 50% or more of the Warrant Shares and Warrants then Vested were included.

          In connection with any such demand registration, such Holders may engage one or more underwriters to purchase the Warrant Shares, and if so requested by such Holders, then Company will use commercially reasonable efforts to assist and cooperate with such Holders in identifying and engaging such underwriters. Moreover, Company shall also use commercially reasonable efforts to assist and cooperate with such underwriters once engaged by such Holders. The registration statement shall also provide that sales of the Warrant Shares may be made by dealers, on an exchange if listed, directly to purchasers or in any other manner. No such registration statement filed pursuant to this demand registration provision (without the consent of Holders of at least 50% of the total Warrant Shares and Warrants that have then Vested) may relate to any securities other than the Warrant Shares, and no other securities may be sold incidentally to any such underwritten public offering of Warrant Shares so registered.

          In connection with any such demand registration, Company shall keep effective and maintain the registration, qualification, approval or listing covering the Warrant Shares for a period of at least 90 consecutive calendar days. Company from time to time shall amend or supplement the prospectus and registration statement used in connection with any such registration to the extent necessary to comply with applicable law (including, without limitation, to reflect additional information relating to the plan of distribution), and shall immediately advise each Holder if any such prospectus or registration statement does not so comply and/or if any stop order or similar order is issued or threatened or any request for amendment or supplement is received from any regulatory agency. Company shall make every reasonable effort to prevent the issuance of any stop order and, if any stop order is issued, to obtain the lifting thereof at the earliest possible moment. Company shall comply with all other applicable laws in connection with any offering of Warrant Shares and will promptly make available an earnings statement in accordance with Section 11(a) of the Securities Act and the regulations promulgated thereunder.

          c. Other Registration Rights. If Company has otherwise granted or hereafter grants to any Person any other or additional registration rights with respect to any securities of Company (or similar registration rights with any more favorable or less restrictive terms), then Company will promptly notify each Holder of Warrants and each Holder of Warrant Shares, and such registration rights (or the more favorable or less restrictive terms thereof) will be deemed automatically to be incorporated into this Agreement as additional registration rights that each Holder is entitled to exercise.

          d. Sales Through Underwriters and Dealers. Company shall effect the registration or qualification of the Warrant Shares registered pursuant to this Section governing registration rights and such notification to or approval of any governmental authority under any federal or state law, or listing with any securities exchange on which the Common Stock is listed, as may be necessary to permit the sale of Warrant Shares through underwriters, and, in the case of a demand registration hereunder, also through dealers, on an exchange, directly to purchasers or in any other manner.

          e. Expenses of Registration. Any registration, qualification, notification, approval or listing made or withdrawn pursuant to this Section shall be at the sole expense of Company (excepting underwriter's or broker's discounts and commissions). Notwithstanding the foregoing, in connection with any such transaction, Company shall be obligated to pay the costs and expenses of only one finn serving as legal counsel representing such Holders. In connection with any demand registration by Holders, if such Holders withdraw the registration prior to consummation (other than for reasons, in whole or in part, based upon actions or inactions of Company or other third parties, operating performance of Company, disclosure of material events by Company, or issues raised by the Commission, the PCC or any State PUC), then such Holders (at their election) either (1) will not be entitled to reimbursement from Company for their expenses associated with such withdrawn registration or (2) will lose the right to such demand registration (but not the right to any other demand registrations to which such Holders may be entitled hereunder).

          f. Certain Additional Agreements in Connection with Registrations. In connection with any Public Offering, Company (1) shall enter into, execute and deliver all agreements and other instruments and documents (including, without limitation, opinions of counsel, comfort letters and underwriting agreements) that are customary and appropriate with such public offerings, and (2) shall cooperate with any underwriters to facilitate sales of the Warrant Shares to the same extent as if such Warrant Shares were being offered directly by Company, and (3) shall furnish each Holder such numbers of copies of registration statements and prospectuses (and amendments and supplements thereto) as such Holder may reasonably request, and (4) shall take all such other actions as are necessary or advisable to facilitate the registration and sale of such Warrant Shares. In connection with any Public Offering as to which any Holder is requesting registration of Warrant Shares, each such Holder (i) shall provide Company with such information regarding itself, himself or herself as may be reasonably required by Company, and (ii) shall reasonably cooperate with Company in the preparation of the registration statement, and (iii) shall enter into, execute and deliver all agreements and other instruments and documents that are customary and appropriate for selling equityholders to execute in connection with a secondary public offering.

          g. Indemnification by Company. In connection with any offering of Warrant Shares pursuant to the provisions of this Section, Company hereby indemnifies and holds harmless each Holder of Warrants and each Holder of Warrant Shares (and the directors, officers and controlling Persons of each such Holder), each other Person (if any) who acts on behalf of or at the request of any such Holder, each underwriter, and each other Person who participates in the offering of Warrant Shares (collectively, for purposes of this Clause, the "Indemnified Parties") against any losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject under the Securities Act or any other statute or at common law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof arise out of or are based upon either of the following:

               (i) any untrue statement or alleged untrue statement of any material fact contained (on the effective date thereof) in any registration statement (or any amendment thereto) under which such Warrant Shares were registered under the Securities Act, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or

               (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus or prospectus (or any amendment or supplement thereto) or the omission or alleged omission therefrom of a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Company shall also reimburse each such Indemnified Party for any legal or any other expenses reasonably incurred in connection with investigating or defending any such loss, claim, damage, liability or action. Notwithstanding the forgoing, Company shall not be liable to an Indemnified Party in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue or alleged untrue statement or omission or alleged omission made in such registration statement, preliminary prospectus, prospectus, or amendment or supplement in reliance upon and in conformity with written information furnished to Company through an instrument duly executed by such Indemnified Party specifically stating that it is expressly for use therein. Such indemnity shall remain in full force and effect and shall survive the transfer of such Warrants or Warrant Shares by any such Holder.

          h. Indemnification by Holders. Each Holder whose Warrant Shares are sold under any registration statement pursuant to this Section (by inclusion of such Warrant Shares thereunder)
shall indemnify and hold harmless Company (the officers, direction and controlling Persons thereof), each other Holder of Warrants and each other Holder of Warrant Shares (and the directors, officers and controlling Persons of each such Holder), each other Person (if any) who acts on behalf of or at the request of Company or such other Holder, each underwriter, and each other Person who participates in the offering of Warrant Shares (collectively, for purposes of this Clause, the "Indemnified Parties") against any losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject under the Securities Act or any other statute or at common law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon either of the following:

               (i) any untrue statement or alleged untrue statement of any material fact contained (on the effective date thereof in any registration statement (or any amendment thereto) under which such Warrant Shares were registered under the Securities Act at the request of such Holder, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or

               (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus or prospectus (or any amendment or supplement thereto) or the omission or alleged omission therefrom of a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

but only to the extent (with respect to either of the forgoing Clauses) that such untrue statement or alleged untrue statement or omission or alleged omission was made in such registration statement, preliminary prospectus, prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to Company through an instrument duly executed by such Holder specifically stating that it is expressly for use therein. Each such Holder shall also reimburse each such Indemnified Party for any legal or any other expenses reasonably incurred in connection with investigating or defending any such loss, claim, damage, liability or action. Notwithstanding the forgoing, no such Holder shall be liable to any Indemnified Party in any such instance to the extent (a) such loss, claim, damage or liability relates to any untrue statement or omission, or any alleged untrue statement or omission, made in a preliminary prospectus but eliminated or remedied in a final prospectus, and (b) a copy of the final prospectus was not delivered to the Person asserting the claim at or prior to the time required by the Securities Act in an instance for which delivery thereof would have constituted a defense to the claim asserted by such Person.

          i. Certain Notices and Other Rights Relating to Indemnification. A party from whom indemnity may be sought pursuant to the provisions of this Section shall not be liable for such indemnity with respect to any claim as to which indemnity is sought unless the party seeking such indemnity shall have notified such indemnifying party in writing of the nature of such claim promptly after such indemnified party becomes aware of the assertion thereof. Notwithstanding the forgoing, the failure to so notify such indemnifying party shall not relieve such party from any liability which it may have to such indemnified party otherwise than on account of the provisions of this Section or if the failure to give such notice promptly shall not have been prejudicial to such indemnifying party. No indemnifying party shall be liable for any compromise or settlement of any such action effected without its consent. No indemnifying party (in the defense of any such claim or suit), without the consent of each indemnified party, shall consent to any compromise or settlement that does not include as an unconditional term thereof the giving by the claimant to such indemnified party of a complete release from all liability in respect of such claim or suit.

     j. Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this Section for any reason is held to be unenforceable although applicable in accordance with its terms, Company and the Holders, as amongst themselves, shall contribute to the losses, claims, damages, liabilities and expenses described herein in such proportions so that the portion thereof for which any Holder shall be responsible shall be limited to the portion determined by a court or the parties to any settlement to be directly attributable to an untrue statement of a material fact or an omission to state a material fact in a registration statement, preliminary prospectus, prospectus or amendment or supplement thereto in specific reliance upon and in conformity with written information furnished to Company through an instrument duly executed by such Holder specifically stating that it is expressly for use therein, and Company shall be responsible for the balance. Notwithstanding the foregoing, the liability of each Holder shall be limited to the initial offering price of the Warrant Shares sold by it thereunder. Company and the Holders agree that it would not be just and equitable if there respective obligations to contribute were to be determined by pro rata allocation, by reference to the proceeds realized by them or in any manner which does not take into account the equitable considerations set forth in this Clause.

     4.5  Rights Upon Occurrence of Dispositions and Non-surviving Combinations.

          a. Offer to Purchase. In connection with any Disposition or any Non-surviving Combination, Company or the acquiror in any Disposition or Non-Surviving Combination shall also offer to purchase on the terms set forth below all of the Warrant Shares and all of the Warrants then Vested. If a Disposition is of less than all of the Capital Stock then outstanding, then the number of Warrants and Warrant Shares subject to purchase under this Section shall be reduced proportionately (to the nearest whole number), and such reduced number will be available pro rata among all Holders desiring to tender Warrant Shares or Warrants in connection with such transaction.

          b. Notice of Proposed Transaction. Company shall give written notice to each Holder of Warrants and each Holder of Warrant Shares (at each such Holder's last known address as it appears on Company's books and records) promptly after an agreement in principle is reached with respect to any Disposition or any Non-Surviving Combination (but, in any event, at least 30 calendar days prior to the closing of any such transaction).

          c. Purchase Price. As a condition to consummation of any Disposition or any Non-surviving Combination, either Company or such acquiror shall purchase (either before or concurrently with the consummation of such transaction) all Warrants and Warrant Shares tendered by a Holder thereof at a cash price per Warrant and Warrant Share equal to the greater of the following:

          (i)  the Target Valuation per Warrant Share, or

          (ii) the result of the following formula:

               (A) the product of (1) the aggregate consideration received by all sellers and transferors in connection with such transaction or series of related transactions (including the consideration to be received by the holders of Warrants and Warrant Shares pursuant to this provision) and (2) a fraction the numerator of which is the number of Warrants and Warrant Shares tendered for purchase in connection with such transaction or series of related transactions and the denominator of which is the sum of the number of shares of Common Stock outstanding immediately prior to such transaction or series of related transactions plus the number of Warrants and Warrant Shares tendered for purchase (which result is the amount of consideration available for all Warrants and Warrant Shares tendered in connection with such transaction), divided by

               (B) the number of Warrants and Warrant Shares tendered for purchase in connection with such transaction (which result is the amount of consideration available for each Warrant and Warrant Share tendered in connection with such transaction), minus

               (C) the Exercise Price then in effect (but only with respect to Warrants and not Warrant Shares).

          d. Payment of Purchase Price. Company (either before or concurrently with the consummation of such transactions) shall distribute to the respective Holders of Warrants and Warrant Shares (or to such other Person as such Holder may direct Company in writing) the applicable purchase price for each tendered Warrant Share and Warrant in cash, by certified or cashier's check, by wire transfer or by any other means acceptable to such Holder. In addition, Company shall also deliver to each such Holder (as and to the extent applicable) a return or reissuance of Warrants and Warrant Shares not purchased in connection with any such transaction.

          e. Determination of "Aggregate Consideration". Unless the entire consideration in such transaction consists of cash or unless otherwise agreed by Holders of Warrants and Warrant Shares, then the fair value of the "aggregate consideration" to be received by all sellers and transferors in connection with a Disposition or Non-Surviving Combination shall be determined by an Independent Appraiser selected by Holders of a majority of the Warrants and Warrant Shares and approved by Company (which approval may not be unreasonably withheld or delayed). Such Independent Appraiser shall use one or more valuation methods that the Independent Appraiser (in its best professional judgment) determines to be most appropriate under the circumstances; provided,that (i) such valuation methods shall take into account any related agreements that result in personal gain to any director, officer or equityholder of Company, and (ii) such valuation methods shall not give effect to (1) any discount for any lack of liquidity of the Capital Stock, or (2) the minority status of any holder of Capital Stock, or (3) the fact that Company may have no class of equity securities registered under the Securities Act. Such Independent Appraiser, as promptly as is reasonably possible, will prepare and deliver to Company and to each Holder of a Warrant or Warrant Share a written valuation report indicating(a) the methods of valuation considered or used, and (b) the value of the "aggregate consideration" paid by the acquiror in connection with the particular Disposition or Non-Surviving Combination or otherwise received by the sellers and transferors in connection therewith, and (c) the nature and scope of the examination or investigation upon which the determination of value was made. Unless the valuation report is revised by the Independent Appraiser within 5 Business Days after delivery thereof or unless Company and Holders otherwise mutually agree, then the valuation report shall be deemed final at the end of such 5-Business-Day period. Company shall pay the fees and expenses associated with the Independent Appraiser.

     4.6. Repurchase Offer.

          a. Offer to Repurchase. Within 30 calendar days following the occurrence of any Repurchase Condition, Company shall make a written offer (each, a "Repurchase Offer") to repurchase at the Repurchase Price up to all of the Warrant Shares and Warrants then Vested. Each such Repurchase Offer (among other things) shall indicate the date of occurrence of the relevant Repurchase Condition and shall provide a calculation of the Target Valuation per Warrant Share (together with a copy of documentation supporting such calculation). Each such Repurchase Offer shall be delivered by Company to each such Holder entitled thereto by first-class mail to the last known address of such Holder on the books and records of Company.

          b. "Repurchase Condition". A "Repurchase Condition" will be deemed to occur (1) on March 1, 2002, which is approximately 120 calendar days prior to the Maturity Date under the Credit Agreement (unless an Initial Public Offering, Surviving Public Combination, Non-Surviving Combination or complete Disposition shall have been consummated after the effective date.hereof and prior thereto), and (2) upon the occurrence of any Event of Default under and as defined in the Credit Agreement.

          c. "Repurchase Price". The "Repurchase Price" for each Warrant and Warrant Share in connection with any such Repurchase Offer (unless Company and Holders otherwise mutually agree) will be the fair market value of a share of Common Stock as of the date of occurrence of such Repurchase Condition as determined by an Independent Appraiser, less in either instance with respect to Warrants (but not Warrant Shares) the Exercise Price then in effect. Such Independent Appraiser will be selected by Holders of a majority of the Warrants and Warrant Shares and approved by Company (which approval may not be unreasonably withheld or delayed). Such Independent Appraiser shall use one or more valuation methods that the Independent Appraiser (in its best professional judgment) determines to be most appropriate under the circumstances; provided, that such valuation methods shall not give effect to (1) any discount for any lack of liquidity of the Capital Stock, or (2) the minority status of any holder of Common Stock, or (3) to the fact that Company may have no class of equity securities registered under the Securities Act. Such Independent Appraiser, as promptly as is reasonably possible, will prepare and deliver to Company and to each Holder of a Warrant or Warrant Share a written valuation report indicating (a) the methods of valuation considered or used, and (b) the value of a share of Common Stock, and (c) the nature and scope of the examination or investigation upon which the determination of value was made. Unless the valuation report is revised by the Independent Appraiser within 5 Business Days after delivery thereof or unless Company and Holders otherwise mutually agree, then the valuation report shall be deemed final at the end of such 5-Business-Day period. Company shall pay the fees and expenses associated with the Independent Appraiser.

          d. Acceptance of Repurchase Offer; Payment of Purchase Price. At any time within 60 calendar days after a Holder receives the final written valuation report of the Independent Appraiser, each such Holder may tender for repurchase by Company all or any portion of such Holder's Warrant Shares and Warrants that have vested. Within 30 calendar days of receiving any such tender of Warrant Shares or Warrants, Company shall distribute to each such Holder (or to such other Person as such Holder may direct Company in writing) the applicable Repurchase Price for each such tendered Warrant Share and Warrant in cash, by certified or cashier's check, by wire transfer or by any other means acceptable to such Holder. In addition, Company shall also deliver to each such Holder (as and to the extent applicable) a return or re-issuance of Warrants and Warrant Shares not tendered for repurchased.

     4.7. Cumulative Rights. The rights of Holders upon the occurrence of events set forth in this Article 4 are cumulative. If more than one such event occurs simultaneously (or the time period for exercising any such rights overlaps), then each Holder can elect which rights (if any) to exercise and any prior inclusion or surrender of Warrants or Warrant Shares with respect to a transaction that has not yet closed may be rescinded by such Holder during such overlapping period in order to exercise rights arising under any concurrently occurring event.

     4.8 Exercise of Rights conditioned Upon Closing of Transaction Involved. The rights of Holders to have Warrants or Warrant Shares included and sold in any Public Offering or purchased in any Disposition or Non-Surviving Combination pursuant to this Article 4 are conditioned upon the consummation of the proposed transaction. Neither Company nor any equityholder involved in any such proposed transaction shall have any obligation to Holders to consummate any such proposed transaction once an agreement in principle or decision to proceed with respect thereto is reached, except as expressly provided in this Article 4.

     4.9. Payment of Taxes. Company will pay all expenses, taxes and charges attributable to the issuance, transfer or repurchase of the Warrants, the Warrant Certificates and the Warrant Shares.

     4.10. Reservation and Issuance of Warrant Shares. Company at all times shall reserve (and keep free from preemptive rights) among its authorized but unissued shares of Capital Stock the full number of Warrant Shares deliverable upon exercise of all of the Warrants. Company covenants that all Warrant Shares (when and if issued upon exercise of the Warrants in accordance with the terms hereof) will be duly authorized, validly issued, fully paid and nonassessable (and will be free from all taxes, liens, charges and security interests with respect to the issuance thereof). Before taking any action that could cause an adjustment pursuant to Article 5, Company will take any corporate action that (in the opinion of its counsel) may be necessary or appropriate in order that company may validly and legally issue fully paid and nonassessable Warrant Shares at the Exercise Price as so adjusted.

     4.11. Listing of Shares. If Company lists any shares of Common Stock on any national securities exchange, then Company (at its expense) will use its best efforts to cause the Warrant Shares to be approved for listing, subject to notice of issuance, and will provide prompt notice to each such exchange of the issuance thereof from time to time.

     4.12. Lists of Holders. Company (from time to time upon the request of any Holder) will provide such Holder with a list of the registered Holders and their respective addresses.

     4.13. Compliance with Approval Requirements. If any Warrants or Warrant Shares require registration or approval of the FCC, any State PUC or any other governmental authority (or the taking of any other action under the laws of the United States of America or any political subdivision thereof) before such securities may be validly issued, then Company will use commercially reasonable efforts to secure and maintain such registration or approval or to take such other action as and when necessary.



                       ARTICLE 5: ANTI-DILUTION PROVISIONS

     5.1. Adjustments to Warrant Shares Purchasable and Exercise Price.

          a. General Intent Regarding Anti-Dilution. It is the intent of Company and Purchaser that the Warrant Shares purchasable upon exercise of the Warrants (subject to Vesting) will represent at least 10% of the issued and outstanding shares of Capital Stock and voting rights from time to time on a fully diluted basis (exclusive, however, of up to 750,000 shares of Excludible Shares). It is also the intent of Company and Purchaser that the aggregate purchase price to acquire the percentage interest represented by the Warrant Shares (on a fully diluted basis) not exceed the aggregate Exercise Price for all Warrant Shares as of the effective date hereof.

          b. Equity Dividends, Restructuring and Reclassification. If Company at any time (1) declares or pays a dividend on its outstanding Common Stock in shares of Common Stock or other securities of Company, or (2) subdivides its outstanding shares of Common Stock, or (3) combines its outstanding shares of Common Stock into a smaller number of shares, or (4) issues by reclassification of the Common Stock other securities of Company (including any such reclassification in connection with a merger, consolidation or other business combination in which Company is the surviving entity), then the number and kind of Warrant Shares purchasable upon exercise of each Warrant shall be adjusted so that each Holder of a Warrant upon exercise of such Warrant shall be entitled to receive the aggregate number and kind of Warrant Shares or other securities of Company that such Holder would have owned or would have been entitled to receive after the occurrence of any such Event of Dilution had such Warrant been exercised immediately prior to the occurrence of such event (or, if earlier, any record date with respect thereto). Any adjustment required by this Clause (a) shall become effective on the date of such Event of Dilution retroactive to the record date with respect thereto (if any), and (b) shall be made successively whenever any such event occurs.

          c. Rights to Purchase Below Current Market Price. If Company issues to all holders of its outstanding Common Stock rights, options or warrants to subscribe for or purchase Common Stock (or securities convertible or exchangeable into Common Stock) at a price per share (or having a conversion or exchange price per share) less than the then Current Market Price per share of Common Stock (as defined below) or without consideration, then the current Exercise Price to be in effect after such issuance shall be reduced to a price determined as follows:

     multiply (1) the Exercise Price in effect immediately prior to such issuance by (2) a fraction (i) the numerator of which is the number of shares of Common Stock outstanding on the date of such issuance plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so to be offered (or the aggregate initial conversion or exchange price of the convertible or exchangeable securities so to be offered) would purchase at the Current Market Price and (ii) the denominator of which is the number of shares of Common Stock outstanding on the date of such issuance plus the number of additional shares of Common Stock to be offered for subscription or purchase (or into which the convertible or exchangeable securities so to be offered are initially convertible).

The provisions of this Clause, however, will not apply to any issuance of Warrants or to any issuance of Warrant Shares upon exercise of any Warrants. If such subscription price may be paid in a consideration any of which is in a form other than cash, then the value of such consideration (unless Company and Holders otherwise mutually agree) shall be as determined by an Independent Appraiser, and the Board of Directors of Company shall cause the related shares to be fully paid. Any adjustment required by this clause (a) shall become effective on the date of issuance retroactive to the record date for determining equityholders entitled to receive such issuance, and (b) shall be made successively whenever any such event occurs.

          d. Distributions of Indebtedness, Assets or Securities. If Company distributes to all holders of Common Stock (including any such distribution in connection with a merger or consolidation in which Company is the continuing entity) evidences of indebtedness of Company, assets or securities other than Common Stock (excluding dividends or distributions otherwise appropriately covered under other Clauses of this Section 5.1), then the current Exercise Price to be in effect after such distribution shall be reduced to a price determined as follows:

     multiply (1) the Exercise Price in effect immediately prior to such record date by (2) a fraction (i) the numerator of which is the current Market Price per share of Common Stock on such record date minus the fair value (as determined by an Independent Appraiser, unless otherwise mutually agreed by Company and Holders) of the portion of the assets, evidences of indebtedness or other securities so to be distributed applicable to one share of Common Stock and (ii) the denominator of which is the current Market Price per share of Common Stock.

Any adjustment required by this Clause (a) shall become effective on the date of issuance retroactive to the record date for determining equityholders entitled to receive such distribution, and (b) shall be made successively whenever any such event occurs.

          e. Other Issuances Below Current Market Price. If Company issues or sells any shares of Common Stock (or rights, options, warrants or convertible or exchangeable securities containing a right to subscribe for or purchase shares of Common Stock) (excluding (i) issuances or sales with respect to transactions otherwise appropriately covered under other Clauses of this Section 5.1 and (ii) any Warrant Shares), at a price per share (determined for rights, options, warrants or convertible or exchangeable securities, by dividing (A) the total amount received or receivable by Company in consideration of such issuance or sale plus the total consideration payable to Company upon exercise, conversion or exchange thereof by (B) the total number of shares of Common Stock covered by such rights, options, warrants or convertible or exchangeable securities) less than the then Current Market Price per share of Common Stock in effect immediately prior to such sale or issuance, then the number of Warrant Shares thereafter purchasable upon the exercise of each Warrant shall be determined as follows:

     multiply (1) the number of Warrant Shares theretofore purchasable upon the exercise of each Warrant by (2) a fraction (i) the numerator of which shall be the total number of shares of Common Stock outstanding immediately after such issuance or sale and (ii) the denominator of which shall be an amount equal to the sum of (A) the total number of shares of Common Stock outstanding immediately prior to such issuance or sale plus (B) the number of shares of Common Stock that the aggregate consideration received (as determined below) for such issuance or sale would purchase at the then Current Market Price per share of Common Stock in effect immediately prior to such sale and issuance.

For purposes of such adjustments, the shares of Common Stock that the holder of any such rights, options, warrants or convertible or exchangeable securities is entitled to subscribe for or purchase shall be deemed to be issued and outstanding as of the date of such issuance or sale, and the "consideration received" by Company shall be deemed to be (a) the consideration received by Company for such rights, options, warrants or convertible or exchangeable securities plus (b) the consideration or premiums stated in such rights, options, warrants or convertible or exchangeable securities to be paid for the shares of Common Stock purchasable thereby. If Company (i) issues or sells shares for consideration that includes any property other than cash or (ii) issues or sells shares together with other securities as a part of a unit at a price per unit, then the "price per share" and the "consideration received" by Company for purposes of this Clause (unless Company and Holders otherwise mutually agree) will be determined by an Independent Appraiser. Any adjustment required by this Clause (a) shall become effective retroactive to the date of issuance or sale of any such rights, options, warrants or convertible or exchangeable securities, and (b) shall be made successively whenever any such event occurs.

     f. Dilution of Voting Rights. If Company otherwise issues or sells any shares of Capital Stock (or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase shares of Common Stock) (excluding issuances or sales with respect to an Initial Public Offering or with respect to transactions otherwise appropriately covered under other Clauses of this Section 5.1) that have or may have any voting rights associated therewith, then the number of Warrant Shares thereafter purchasable upon the exercise of each Warrant shall be determined as follows:

     multiply (1) the number of Warrant Shares theretofore purchasable upon the exercise of each Warrant by (2) a fraction (i) the numerator of which shall be the total amount of voting rights associated with Capital Stock outstanding immediately after such issuance or sale and (ii) the denominator of which shall be the total amount of voting rights associated with Capital Stock outstanding immediately prior to such issuance or sale.

For purposes of such adjustments, the shares of Capital Stock that the holder of any such rights, options, warrants or convertible or exchangeable securities shall be entitled to subscribe for or purchase shall be deemed to be issued and outstanding as of the date of such issuance or sale. To the extent that any Holder prior to such date has exercised Warrants to acquire Warrant Shares, then such Holder shall be entitled to acquire (at the lesser of the price paid such acquiror of Capital Stock or the Current Market Price therefor) an amount of additional shares of Capital Stock with voting rights that would entitle such Holder to have the same aggregate percentage of voting rights as such Holder had immediately prior to such transaction. Any adjustment required by this Clause
(a) shall become effective retroactive to the date of issuance or sale of any such rights, options, warrants or convertible or exchangeable securities, and
(b) shall be made successively whenever any such event occurs.

          g. Exchange of Class B Common Stock for Class A Common Stock. Notwithstanding the forgoing Clauses of this Section, if Company at any time consummates a transaction by which the 22,526 shares of non-voting Class B Common Stock issued and outstanding as of the effective date of this Agreement are exchanged for 22,526 (or less) shares of Common Stock, then such event shall constitute an Event of Dilution. Upon the occurrence of such Event of Dilution, the number of Vested and un-Vested Warrants and Warrant Shares shall be appropriately increased, but the Exercise Price shall not be adjusted.

          h. Catchall Anti-Dilution Protection. If Company otherwise engages in any transaction an effect of which is to dilute the economic value or voting rights of any Holder's Warrants or Warrant Shares in a manner contrary to the general intent expressed under Clause "a" of this Section, then Company and such Holder will negotiate in good faith to implement an equitable adjustment to such Holder's interest in Company in order to account for the effects of such transaction. Any adjustment required by this Clause shall be made successively whenever any such event occurs.

          i. "Current Market Price". For the purposes of any computation under this Section 5.1, the "Current Market Price" per share of Common Stock or any other security at the date herein specified shall be as follows: (i) if Company does not then have such securities registered under the Exchange Act, then the Current Market Price per share of such security will be the greater of the Exercise Price per Warrant Share then in effect and the Target Valuation per Warrant Share, or alternatively (ii) if Company does then have such securities registered under the Exchange Act, then the Current Market Price per share of such security will be the greater of the Exercise Price per Warrant Share then in effect and the average of the daily market prices of such security for 20 consecutive Business Days during the period commencing 30 Business Days before such date (or, if Company has had a class of such securities registered under the Exchange Act for less than 30 consecutive Business Days before such date, then the average of the daily market prices for all of the Business Days before such date for which daily market prices are available). The market price for each such Business Day shall be as follows: (A) for a security listed or admitted to trading on any securities exchange, then the closing price (regular way) on such day (or if no sale takes place on such day, then the average of the closing bid and asked prices on such day), and (B) for a security not then listed or admitted to trading on any securities exchange, then the last reported sale price on such day (or if no sale takes place on such day, then the average of the closing bid and asked prices on such day, as reported by a reputable quotation source designated by Company), and (C) for a security not then listed or admitted to trading on any securities exchange and as to which no such reported sale price or bid and asked prices are available, then the average of the reported high bid and low asked prices on such day, as reported by a reputable quotation service, or a newspaper of general circulation in Manhattan Borough (New York, NY) customarily published on each business day, designated by Company (or if there is no bid and asked prices on such day, then the average of the high bid and low asked prices, as so reported, on the most recent day (not more than 30 calendar days prior to the date in question) for which prices have been so reported), and (D) if there are no bid and asked prices reported during the 30 calendar days prior to the date in question, then the Current Market Price per share of the security shall be determined as if Company did not have a class of such securities registered under the Exchange Act.

          j. Rights Applicable to Shares Other than Common Stock. If at any time (as a result of an adjustment made pursuant to this Section 5.1) a Holder becomes entitled to receive any shares of Company other than shares of Common Stock, then thereafter the number of such other shares so receivable upon exercise of any Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Warrant Shares contained in this Section 5.1, and the provisions of Article 4 with respect to the Warrant Shares shall apply on like terms to such other shares.

          k. Expiration of Rights Previously Subject to Adjustment. Upon the expiration of any rights, options or warrants that resulted in adjustments pursuant to this Section 5.1 that were not exercised, then the Exercise Price and the number of Warrant Shares purchasable shall be readjusted and thereafter shall be such as it would have been had it been originally adjusted (or had the original adjustment not been required, as applicable) as if (A) the only shares of Common Stock purchasable upon exercise of such rights, options or warrants were the shares of Common Stock (if any) actually issued or sold upon the exercise of such rights, options or warrants and (B) such shares of Common Stock so issued or sold (if any) were issuable for the consideration actually received by Company for the issuance, sale or grant of all such rights, options or warrants whether or not exercised; provided that no such readjustment may have the effect of increasing the Exercise Price or decreasing the number of Warrant Shares purchasable upon the exercise of a Warrant by an amount in excess of the amount of the adjustment initially made in respect to the issuance, sale or grant of such rights, options or warrants.

          l. Election to Adjust Warrants Rather than Exercise Price. Any Holder may elect on or after the date of any adjustment to the Exercise Price to adjust the number of Warrants (and Warrant Shares purchasable) instead of the Exercise Price. Upon any such election, the number of Warrants (and Warrant Shares purchasable) will be determined by multiplying the number of Warrants and Warrant Shares purchasable by a fraction the numerator of which is the Exercise Price in effect as a result of such adjustment and the denominator of which is the Exercise Price in effect immediately prior to such adjustment.

     5.2. Notice of Adjustment. Upon any adjustment required under this Article 5, Company (at its expense) shall mail (within 10 Business Days after such adjustment) by first class mail, postage prepaid, to each Holder of Warrants and each Holder of

Warrant Shares a notice of such adjustment. Such notice shall include the following (each in reasonable detail): (i) the number of Warrant Shares purchasable upon the exercise of each Warrant and the Exercise Price of such Warrant after such adjustment, and (ii) a brief statement of the facts requiring such adjustment, and (iii) the computation by which such adjustment was made.

     5.3. Preservation of Purchase Rights upon Certain Transactions. In connection with any merger, consolidation or combination of Company with or into another Person (whether or not Company is the surviving entity), or any sale, transfer or lease to another Person of all or substantially all the property of Company, then Company (or such successor or purchasing Person) shall execute an agreement in favor of each Holder of Warrants giving such Holder the right thereafter upon payment of the Exercise Price in effect immediately prior to such action to purchase upon exercise of each Warrant the kind and amount of securities, cash and property that such Holder would have owned or would have been entitled to receive after the happening of such merger, consolidation, combination, sale, transfer or lease had such Warrant been exercised immediately prior to such action. If any such successor or purchasing Person is not a corporation, then such Person shall also provide appropriate tax indemnification with respect to such shares and other securities and property so that, upon exercise of the Warrants, each Holder thereof will have the same benefits such Holder otherwise would have had if such successor or purchasing Person were a corporation. Such agreement shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this
Article 5. The provisions of this Section shall similarly apply to successive mergers, consolidations, combinations, sales, transfers or leases.

                         ARTICLE 6: COMPANY'S COVENANTS

     6.1. Information.

          a. So long as  Company  does  not have a class  of  equity  securities registered under the Exchange Act, Company will prepare (or cause the preparation of) the following financial reports: (i) on a quarterly basis (including the fourth fiscal quarter of each year), unaudited financial statements including (without limitation) a balance sheet and a statement of income, together with all appropriate notes and schedules thereto (collectively, the "Quarterly Reports"), and (ii) on an annual basis, audited financial statements including (without limitation) a balance sheet, a statement of income, a cash flow statement, a statement of income and equityholders' accounts, and a statement of changes in financial position, together with all appropriate notes and schedules (collectively, the "Annual Reports"). In addition, each financial statement shall be accompanied by a description of material transactions that have occurred in the appropriate period covered by such financial statement. All financial statements will be prepared in accordance with generally accepted accounting principles consistently applied. At any time while Company has a class of equity securities registered under the Exchange Act, then the terms "Quarterly Report" and "Annual Report" will refer to the quarterly reports and annual reports required to be prepared in accordance with the Exchange Act.

          b. Company (i) will cause a copy of each Quarterly Report to be mailed to each Holder within 45 calendar days after the last day of each fiscal quarter, and (ii) will cause a copy of each Annual Report (together with a copy of any management letters prepared by the accountants) to be mailed to each Holder within 90 calendar days after the close of each fiscal year. Such reports will be mailed to such Holder's last known address appearing on Company's books and records.

          c. Whether or not Company has a class of equity securities registered under the Exchange Act, Company will provide each Holder with a copy of all information (including, without limitation, financial information) and other communications that are sent by or on behalf of Company (i) to any class of Company's equityholders, or (ii) to the Commission. Company shall provide such information and communications to Holders concurrently with providing it to such third parties.

          d. Company will also provide each Holder written notice of (and describing in reasonable detail) the occurrence of any of the following events:

          1. Company offers or issues to any Person any shares of Capital Stock or securities convertible into or exchangeable for Capital Stock or any right to subscribe for or purchase any thereof; or

          2. A dissolution, liquidation or winding up of Company (other than in connection with a consolidation, merger, sale, transfer or lease of all or substantially all of its property, assets and business as an entirety); or

          3. Company declares or makes (directly or indirectly) any payment or distribution (in cash or otherwise) with respect to, or incurs any liability for the purchase, acquisition, redemption or retirement of, any Capital Stock or as a dividend, return of capital or other payment or distribution of any kind to any equityholder.

Each such notice shall be mailed by Company to each Holder (at such Holder's last known address on the books and records of

Company) at least 20 Business Days prior to the applicable record date of such transaction.

     6.2. Books and Records: Right of Inspection. Company and each of its Subsidiaries will keep and maintain satisfactory and adequate books and records of account in accordance with generally accepted accounting principles. At any time and from time to time during normal business hours (upon reasonable prior written notice) Company will permit any Holder (or any agent or representative thereof, but at such Holder's cost and expense) (i) to visit, (ii) to examine and make copies of and abstracts from the books and records of Company and its Subsidiaries, and (iii) to discuss the affairs, finances, and accounts of Company and its Subsidiaries with any of their respective officers, directors and independent accountants.

     6.3. Litigation: Defaults. Company will notify Holders in writing immediately upon (i) the institution of any litigation, legal or administrative proceeding, or labor controversy that could materially adversely affect the business, financial condition, operations, properties or prospects of Company, or (ii) the happening of any event or the assertion or threat of any claim that could materially adversely affect the business, financial condition, operations, properties or prospects of Company, or (iii) the occurrence of any material default in respect of any material indebtedness of Company or its Subsidiaries.

     6.4. No Amendments to Organic Documents. Without the prior written consent of Holders representing a majority of Warrant Shares and Warrants then Vested (which consent may not be unreasonably withheld), Company will not permit any amendments to its Organic Documents that could adversely affect the rights and interest of Holders.

     6.5. Reincorporation and Qualification. Company will not at any time reincorporate in any jurisdiction or qualify to do business as a foreign corporation in any jurisdiction unless (in each such instance) Company shall have received a favorable opinion of counsel to the effect that such reincorporation or qualification shall impose no direct or contingent liability on Holders under the laws of such jurisdiction. A copy of each such opinion shall be provided to each Holder.

     6.6. Existence and Good Standing. Company and each of its Subsidiaries will preserve and maintain its existence as a organization under the laws of its jurisdiction of incorporation, its good standing in all jurisdictions where it conducts business, and the validity of all its authorizations and licenses required in the conduct of its businesses.

     6.7. Conduct of Business. Without the prior written consent of Holders representing a majority of Warrant Shares and Warrants then Vested (which consent may not be unreasonably withheld), Company (i) will continue to engage in business of the same general type as now conducted by it, and (ii) will maintain and cause each Subsidiary to maintain, insurance with such financially sound and reputable insurance companies or associations in such amounts, covering such risks and providing such deductabilities from coverage as are usually carried by companies engaged in the same or a similar business and similarly situated, and (iii) will comply, and cause each Subsidiary to comply, in all material respects with all applicable material laws, regulations, and orders, and (iv) will not sell, lease, transfer or otherwise dispose of any material part or amount of its assets (real or personal) other than in transactions in the normal and ordinary course of business with unrelated parties for value received (or as otherwise contemplated by this Agreement).

     6.8. Broker and Finder Fees and Commissions. Company agrees that any and all broker, finder, investment banking, advisory or similar fees and commissions with respect the issuance and sale of the Warrants or the Warrant Shares or any other transaction contemplated hereby or thereby will be paid by Company, and Company will hold Purchaser (and each Holder of Warrants or Warrant Shares) harmless from any claim, demand or liability for any such fees or commissions incurred (or alleged to have been incurred) in connection with any such transaction.

                             ARTICLE 7: DEFINITIONS

     7.1. Definitions. As used herein, the following terms have the following respective meanings:

          7. 1.1. "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person. A Person shall be deemed to "control" another Person if such first Person possesses directly or indirectly the power to direct (or to cause the direction of or to materially influence) the management and policies of the second Person, whether through the ownership of voting securities, by contract or otherwise.

          7. 1.2. "Agreement" means this Warrant Agreement, as amended, modified and supplemented from time to time.

          7.1.3. "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in Richmond, Virginia are authorized by law to close.

          7.1.4. "Capital Stock" means the Common Stock, and all other classes of common stock (whether voting or non-voting), and all other forms of capital stock or securities of Company (preferred or otherwise) that have any voting rights.

          7.1.5. "Commission" means the Securities and Exchange Commission or any entity or agency that succeeds to any or all of its functions under the Securities Act or the Exchange Act.

          7.1.6. "Common Stock" means the Class A voting common stock of Company (which has a par value of $0.01 per share), other than up to 750,000 shares of Excludible Shares.

          7.1.7. "Company" means STARTEC, Inc., a Maryland corporation, and its successors and permitted assigns.

          7.1.8. "Credit Agreement" means the Credit Facility Agreement dated as of July 1, 1997 by and between Company and Lender, as the same may be amended, modified or otherwise supplemented from time to time (including, without limitation, any renewals, refinancings or extensions thereof or increases in the credit extended thereunder).

          7.1.9.  "Current  Market  Price"  has the meaning set forth in Section
5.1.

          7.1.10. "Disposition" means the sale, transfer or other disposition of Capital Stock (or securities convertible into, or exchangeable for, Capital Stock or rights to acquire Capital Stock or such securities) to one or more Persons through any transaction or series of related transactions (other than as a result of a Public Offering) if, after such sale, transfer or disposition, either (a) the Primary Shareholder no longer beneficially own in the aggregate more than 50% of the Capital Stock and voting rights on a fully-diluted basis (without giving effect to any Warrant Shares purchased or purchasable) then outstanding or (b) the Initial Shareholders no longer beneficially own in the aggregate more than 75% of the Capital Stock and voting rights on a fully-diluted basis (without giving effect to any Warrant Shares purchased or purchasable) then outstanding. For purposes of this definition, any transfer of Capital Stock (or securities convertible into, or exchangeable for, Capital Stock or rights to acquire Capital Stock or such securities) by a shareholder to any member of his or her immediately family or to any trust for which he or she is the trustee shall not constitute a "Disposition" provided that such shareholder retains control over the voting rights associated with such Capital Stock.

          7.1.11.  "Event of  Dilution"  means any of the  events  described  in
Section 5.1 as to which anti-dilution rights are granted pursuant to Article 5.

          7.1.12. "Exchange Act" means the Securities and Exchange Act of 1934, as amended, or any similar Federal statute, as implemented by the Commission or any court of competent jurisdiction.

          7.1.13. "Excludible Shares" means the pool of up to 750,000 shares of Class A voting common stock of Company, with a par value of $0.01 per share, that Company may issue from time to time as incentive compensation for its employees and directors, provided such issuances are reasonable in amount and otherwise in accordance with normal and customary business practices within Company's industry. Such issuances may be pursuant to option plans that either have been established as of the effective date hereof or that are established after the effective date hereof.

          7.1.14. "Exercise Period" has the meaning set forth in Section 4.2.

          7.1.15. "Exercise Price" has the meaning set forth in Section 4.2.

          7.1.16. "FCC" means the Federal Communications Commission or any other entity or agency that succeeds to its responsibilities and powers.

          7.1.17. "Holder" means any owner or holder of any Warrant (and corresponding Warrant Certificate) or any Warrant Share, and (with respect to each) any successor, trustee, estate, heir, executor, administrator, or personal representative thereof.

          7.1.18. "Independent Appraiser" means a Person who (a) is with a nationally recognized investment banking or appraisal firm, and (b) is qualified in the valuation of businesses, transactions and securities of the general type being analyzed, and (c) does not have a material direct or material indirect financial interest in Company or any Holder.

          7.1.19. "Initial Public Offering" means the first time (after the effective date of this Agreement) that Company issues or otherwise offers for sale any Capital Stock (or securities convertible into, or exchangeable for, Capital Stock or rights to acquire Capital Stock or such securities) pursuant to a registration statement filed with the Commission under the Securities Act.

          7.1.20. "Initial Shareholders" means, collectively, the holders of Capital Stock of Company as of the effective date of this Agreement.

          7.1.21. "Lender" means SIGNET BANK, a Virginia-chartered, federally insured commercial bank, and its successors, assigns and transferees.

          7.1.22. "Non-Surviving Combination" means either (a) any merger, consolidation or other business combination by Company with one or more Persons in which the other Person effectively is the survivor or (b) any sale or transfer of all or substantially all of the assets (or the economic benefits thereof of Company to one or more other Persons through any transaction or series of related transactions.

          7.1.23. "Organic Document" means, relative to any entity, its certificate and articles of incorporation, organization or formation, its by-laws or operating agreements, and all equityholder agreements, voting agreements and similar arrangements applicable to any of its authorized shares of capital stock, its partnership interests or its equity interests, and any other arrangements relating to the control or management of any such entity (whether existing as a corporation, a partnership, an LLC or otherwise).

          7.1.24. "Person" means an individual, an association, a partnership, a corporation, a trust or an unincorporated organization or any other entity or organization.

          7.1.25. "Primary Shareholder" means Ram Mukunda.

          7.1.26. "Public Offering" means any issuance or other sale by Company of any Capital Stock (or securities convertible into, or exchangeable for, Capital Stock or rights to acquire Capital Stock or such securities) pursuant to a registration statement filed with the Commission under the Securities Act.

          7.1.27. "Purchaser" means Lender, and its successors, assigns and transferees with respect to the Warrants, corresponding Warrant Certificates and/or Warrant Shares.

          7.1.28.  "Purchaser-Affiliated  Transferee"  means  any  Affiliate  of
Purchaser  and/or  any  current  or  former  director,   officer,   employee  or
successor-in-interest of Purchaser's Media Communications Group.

          7.1.29. "Registration Rights" means the rights of the Holders of the Warrant Certificates to have the Warrant Shares registered for sale under an effective registration statement under the Securities Act.

          7.1.30.  "Repurchase  Condition"  has the meaning set forth in Section
4.6.

          7.1.31. "Repurchase Offer" has the meaning set forth in Section 4.6.

          7.1.32. "Repurchase Price" has the meaning set forth in Section 4.6.

          7.1.33. "Securities Act" means the Securities Act of 1933, as amended, or any similar Federal statute, as implemented by the Commission or any court of competent jurisdiction.

          7.1.34. "State Communications Acts" means the laws of any state in which Company does business that govern the provision of communications services offered or performed by Company within such state and are applicable to Company, as amended from time to time, and as implemented by the rules, regulations, and orders of the applicable State PUC or any court of competent jurisdiction.

          7.1.35. "State PUC" means the public utility commission or other regulatory agency of any state in which Company does business that is vested with jurisdiction over Company and over State Communications Acts or the provision of communication services within such state.

          7.1.36. "Subsidiary" of any Person means (a) any other Person as to which the first Person directly or indirectly owns or controls 50% or more of the equity, voting rights or enterprise value thereof or (b) any other Person the accounts of which would be consolidated with those of the first Person in its consolidated or combined financial statements according to generally accepted accounting principles.

          7.1.37. "Surviving Public Combination" means any merger, consolidation or other business combination by Company with one or more Persons in which Company is the survivor (or a purchase of assets by Company from one or more other Persons) if Company is thereafter required to file reports with respect to any of its Capital Stock with the Commission pursuant to the Exchange Act.

          7.1.38. "Target Valuation per Warrant Share" means, as of any relevant date, an amount equal to the quotient of (a) the product of (1) 15 multiplied by
(2) the monthly gross revenues of Company for the calendar month immediately preceding the relevant valuation date divided by (b) the aggregate number of shares of Common Stock then outstanding.

          7.1.39. "Vest" or "Vesting" has the meaning set forth in Section 4.2.

          7.1.40. "Warrant Certificate" means a certificate (substantially in the form of Exhibit C evidencing one or more Warrants.

          7.1.41. "Warrant" means the irrevocable and unconditional right (subject to the terms hereof) to acquire a fully paid and nonassessable Warrant Share at a purchase price per share equal to the Exercise Price (and any other right or warrant issued upon any exchange or transfer of any such Warrant or any adjustment relating thereto).

          7.1.42. "Warrant Share" means a share of Common Stock issuable upon exercise of a Warrant (until such share is registered by Company and sold by the Holder thereof to a third party in a public transaction).

     7.2. General Construction. Unless otherwise expressly stated or the context clearly indicates a different intention, all references to sections, subsections, paragraphs, clauses, schedules and exhibits contained in this Agreement are to be interpreted as references to sections, subsections, paragraphs, clauses, schedules and exhibits of and to this Agreement. In addition, the words "herein", "hereof", "hereunder, "hereto" and other words of similar import refer to this Agreement as a whole), and not to any particular section, subsection, paragraph or clause contained in this Agreement. Wherever from the context it appears appropriate, each term stated either in the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.

                            ARTICLE 8: MISCELLANEOUS

     8.1. Compliance with FCC and State PUC Requirements. Company and Purchaser each hereby acknowledge its intent that this Agreement, the Warrants, the Warrant Certificates and the Warrant Shares (as well as the exercise of rights hereunder) each comply with all of the laws, regulations and orders of and/or administered by the FCC or any State PUC relating to Purchaser's ownership, exercise and/or other realization of rights in connection herewith. If at any time the terms and conditions of any such ownership, exercise or other ability to realize upon rights violates, is in conflict with or requires any consent under any such legal requirements, then Company and Purchaser (or any subsequent Holder) will cooperate and negotiate in good faith to amend the underlying documents (or the relevant rights therein) and/or to file and prosecute (or to cause others to file and prosecute) applications for any such consent in order to enable Company and Purchaser (or such subsequent Holder) to be in compliance with such legal requirements.

     8.2. Compliance with Purchaser's Regulatory Requirements. Company and Purchaser each hereby acknowledge its intent that this Agreement, the Warrants, the Warrant Certificates and the Warrant Shares (as well as the exercise of rights hereunder) each comply with all of the statutory and regulatory requirements applicable to Purchaser (or any subsequent Holder) relating to its ownership, exercise and/or other realization of rights in connection herewith. If at any time the terms and conditions of any such ownership, exercise or other ability to realize upon rights violates or is in conflict with any such regulatory requirements applicable to Purchaser (or such subsequent Holder), then Company and Purchaser (or such subsequent Holder) will cooperate and negotiate in good faith to amend the underlying documents (or the relevant rights therein) in order to enable Purchaser (or such subsequent Holder) to be in compliance with such statutory and regulatory requirements.

     8.3. Binding Effect and Governing Law. This Agreement (and the Warrants, the Warrant Certificates and other documents in connection herewith) are binding upon and inure to the benefit of the parties hereto and their respective successors and assigns (to the extent authorized). This Agreement (and the Warrants, the Warrant Certificates and other documents in connection herewith) are governed as to their validity, interpretation, construction and effect by the laws of the Commonwealth of Virginia (without giving effect to the conflicts of law rules of Virginia) or, to the extent that the particular issue in controversy involves Company's legal power or authorization in connection herewith or matters of corporate law, then resolution of such issue shall be governed by the corporate laws of the State of Maryland.

     8.4. Survival. All agreements, representations, warranties and covenants of Company contained herein or in any documentation required hereunder will survive the execution and delivery of this Agreement and will continue in full force and effect so long as this Agreement otherwise remains effective.

     8.5. No Waiver: Delay. To be effective, any waiver by Purchaser must be expressed in a writing executed by Purchaser. If Purchaser waives any power, right or remedy arising hereunder or under any applicable law, then such waiver will not be deemed to be a waiver upon the later occurrence or recurrence of any events giving rise to the earlier waiver. No failure or delay by Purchaser to insist upon the strict performance of any term, condition, covenant or agreement hereunder, or to exercise any right, power or remedy hereunder, will constitute a waiver of compliance with any such term, condition, covenant or agreement, or preclude Purchaser from exercising any such right, power, or remedy at any later time or times. The remedies provided herein are cumulative and not exclusive of each other and the remedies provided by law.

     8.6.   Modification.   Except  as  otherwise  expressly  provided  in  this
Agreement, no modification or amendment hereof will be effective unless made in a writing signed by appropriate officers of the parties hereto.

     8.7. Headings. The various headings in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

     8.8. Notices. Unless otherwise provided in this Agreement, any notice, request, consent, waiver or other communication required or permitted under or in connection with this Agreement will be deemed satisfactorily given if it is in writing and is delivered either personally to the addressee thereof, or by prepaid registered or certified U.S. mail (return receipt requested), or by a nationally recognized commercial courier service with next-day delivery charges prepaid, or by telegraph, or by facsimile (voice confirmed), or by any other reasonable means of personal delivery to the party entitled thereto at its respective address set forth below:

If to Company       [Party Entitled to Notice]
or its Affiliates:  c/o STARTEC, Inc.
                    10411 Motor City Drive
                    Bethesda, MD 20817
                    Attention: President
                    Facsimile: (301) 365-8787

          With a copy to the following listed counsel or such other counsel as may be designated by Company from time to time (and which notice shall not constitute notice to Company and failure to give such notice shall not affect the effectiveness of notice to Company):

                    Shulman, Rogers, Gandal, Pordy & Ecker, P.A.
                    11921 Rockville Pike, Suite 500
                    Rockville, MD 20853
                    Attention: Karl L. Ecker, Esquire
                    Facsimile: (301) 230-2891

If to Purchaser:    Signet Bank
                    7799 Leesburg Pike, Suite 500
                    Falls Church, VA 22043
                    Attention: Vincent P. Griffin, Vice President
                    Facsimile: (703) 506-9712

          With a copy to the following listed counsel or such other counsel as may be designated by Purchaser from time to time (and which notice shall not constitute notice to Purchaser and failure to give such notice shall not affect the effectiveness of notice to Purchaser):

                    Samuel G. Rubenstein, Esquire
                    Bryan Cave LLP
                    700 13th Street, N.W., Suite 700
                    Washington, D.C. 20005
                    Facsimile: (202) 508-6200

Any party to this Agreement may change its address or facsimile number for notice purposes by giving notice thereof to the other in accordance with this Section, provided that such change shall not be effective until 2 calendar days after notice of such change. All such notices and other communications will be deemed given and effective (a) if by mail, then upon actual receipt or 5 calendar days after mailing as provided above (whichever is earlier), or (b) if by facsimile, then upon successful transmittal to such party's designated number, or (c) if by telegraph, then upon actual receipt or 2 Business Days after delivery to the telegraph company (whichever is earlier), or (d) if by nationally recognized commercial courier service, then upon actual receipt or 2 Business Days after delivery to the courier service (whichever is earlier), or
(e) if otherwise delivered, then upon actual receipt.


     8.9. Time of Day. All time of day restrictions imposed herein shall be calculated using Eastern Time.

     8.10. Prior Agreements Superseded. This Agreement completely and fully supersedes all oral agreements and all other and prior written agreements by and between Company and Purchaser concerning the terms and conditions of this Agreement.

     8.11. Severability. If fulfillment of any provision of or any transaction related to this Agreement or the Credit Agreement, the time performance of such provision or transaction is due shall involve transcending the limit of validity prescribed by law, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity. If any clause or provision of this Agreement operates or would prospectively operate to invalidate this Agreement in whole or in part, then such clause or provision only shall be void, as though not contained herein, and the remainder of this Agreement shall remain operative and in full force and effect.

     8.12. Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all the signatures on such counterparts appeared on one document. Each such counterpart will be deemed to be an original but all counterparts together will constitute one and the same instrument.

     8.13. Waiver of Liability. Company (a) agrees that Purchaser (and its directors, officers, employees and agents) shall have no liability to Company (whether sounding in tort, contract or otherwise) for losses or costs suffered or incurred by Company in connection with or in any way related to the transactions contemplated or the relationship established by this Agreement, or any act, omission or event occurring in connection herewith, except for foreseeable actual losses resulting directly and exclusively from Purchaser's own willful misconduct or fraud and (b) waives, releases and agrees not to sue upon any claim against Purchaser (or its directors, officers, employees or agents) whether sounding in tort, contract or otherwise, except for claims for foreseeable actual losses resulting directly and exclusively from Purchaser's own willful misconduct or fraud. Notwithstanding the foregoing, Purchaser (and its directors, officers, employees and agents) shall have no liability with respect to (and Company hereby waives, releases and agrees not to sue upon any claim for) any special, indirect, consequential, punitive or non-foreseeable damages suffered by Company in connection with or in any way related to the transactions contemplated or the relationship established by this Agreement, or any act, omission or event occurring in connection herewith.

          8.14. Forum Selection: Consent to Jurisdiction. Any litigation in connection with or in any way related to this Agreement, or any course of conduct, course of dealing, statements (whether verbal or written), actions or inactions of Purchaser or Company will be brought and maintained exclusively in the courts of the Commonwealth of Virginia or in the United States District Court for the Eastern District of Virginia; provided, however, that any suit seeking enforcement against Company may also be brought (at Purchaser's option) in the courts of any other jurisdiction where the collateral security of Company committed to Lender pursuant to the Credit Agreement or other property of Company may be found or where Purchaser may otherwise obtain personal jurisdiction over Company. Company hereby expressly and irrevocably submits to the jurisdiction of the courts of the Commonwealth of Virginia and of the United States District Court for the Eastern District of Virginia for the purpose of any such litigation as set forth above and irrevocably agrees to be bound by any final and non-appealable judgment rendered thereby in connection with such litigation. Company further irrevocably consents to the service of process by registered or certified mail, postage prepaid, or by personal service within or outside the Commonwealth of Virginia. Company hereby expressly and irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter may have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in an inconvenient forum. To the extent that Company has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, then Company hereby irrevocably waives such immunity in respect of its obligations under this Agreement.

     8.15. Waiver of Jury Trial. Purchaser and Company each hereby knowingly, voluntarily and intentionally waives any rights it may have to a trial by jury in respect of any litigation (whether as claim, counter-claim, affirmative defense or otherwise) in connection with or in any way related to this Agreement, or any course of conduct, course of dealing, statements (whether verbal or written), actions or inactions of Purchaser or Company. Company acknowledges and agrees (a) that it has received full and sufficient consideration for this provision, and (b) that it has been advised by legal counsel in connection herewith, and (c) that this provision is a material inducement for Purchaser entering into this Agreement.

                      [BALANCE OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed, as an instrument under seal (whether or not any such seals are physically attached hereto) as of the date and year first above written.

ATTEST:                                   STARTEC, INC. (Company)


By: /s/ Prabhav V. Maniyar                By: /s/ Ram Mukunda
    -----------------------------             ---------------------------
     Name: Prabhav V. Maniyar             Name:Ram Mukunda
     Title: Secretary                     Title: President

[CORPORATE SEAL]                          Address:  10411 Motor City
Drive
                                                    Bethesda, MD 20817

Facsimile: (301) 365-8787



WITNESS:                                  SIGNET BANK (Purchaser)

    /s/                                   By: /s/ Vincent P. Griffin
                                              --------------------------
                                              Vincent P. Griffin, President
                                              Address:  7799 Leesburg Pike
                                                        Suite 500
                                                        Falls Church, VA 22043
                                              Facsimile: (703) 506-9712

                       EXHIBIT A Articles of Incorporation

                      EXHIBIT B -- Authorizing Resolutions

                    EXHIBIT C -- Form of Warrant Certificate

                        EXHIBIT D -- Restrictive Legends

              FORM OF RESTRICTIVE LEGENDS FOR WARRANT CERTIFICATES


"The Warrants evidenced by this certificate have not been registered under the Securities Act of 1933 or the securities laws of any state. Such Warrants may not be sold, transferred, pledged or hypothecated in the absence of an effective registration statement for such Warrants under the Securities Act of 1933 and applicable state securities laws or an opinion of counsel satisfactory to STARTEC, Inc. prior to the proposed transaction that such registration is not required. "


                  FORM OF RESTRICTIVE LEGEND FOR WARRANT SHARES


"The shares evidenced by this certificate have been issued upon the exercise of warrants issued pursuant to a Warrant Agreement dated as of June , 1997 (the
"Warrant Agreement") and have not been registered under the Securities Act of 1933 or the securities laws of any state. Such shares may not be sold, transferred, pledged or hypothecated in the absence of an effective registration statement for such shares under the Securities Act of 1933 and applicable state securities laws or an opinion of counsel satisfactory to STARTEC, Inc. prior to the proposed transaction that such registration is not required.